Exhibit 4.1
SUPPLEMENTAL INDENTURE
SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 6, 2009, among AutoNation, Inc., a Delaware corporation (the “Company”) and AN Corporate Management Payroll Corp. (the “Guaranteeing Subsidiary”), which is an indirect subsidiary of the Company (or its permitted successor), and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
          WHEREAS, the Company, has heretofore executed and delivered to the Trustee an indenture, dated as of April 12, 2006, which has been supplemented as of August 17, 2006, January 24, 2007, October 18, 2007, March 11, 2008 and August 12, 2008 (as amended, the “Indenture”), providing for the issuance of Floating Rate Senior Notes due 2013 and 7% Senior Notes due 2014 (together with the 9% Senior Notes, the “Notes”);
          WHEREAS, the Indenture provides that the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and
          WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
          1.      Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
          2.      Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees as follows:
(a)	To jointly and severally Guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:
(i)	the principal of and interest on the Notes will be promptly paid by the Company in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid by the Company in full or performed by the Company, all in accordance with the terms hereof and thereof; and

(ii)	in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid by the Company in full when due or performed by the Company in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due by the Company of any amount so guaranteed or any performance so guaranteed which failure continues for three days after demand therefor is made to the Company for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.
(b)	The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c)	The following is hereby waived: diligence, presentment, demand of payment (except as specifically provided in (a) above), filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the

Company, protest, notice and all demands (except as specifically provided in (a) above) whatsoever.

(d)	This Guarantee shall not be discharged except (i) by complete performance of the obligations contained in the Notes and the Indenture. Each Guarantor also expressly waives, without any requirement of any notice to or further assent by such Guarantor, to the fullest extent permitted by applicable law, the benefit of all principles or provisions of applicable law which are or might be in conflict with the terms hereof, including, without limitation, Section 10-7-23 and Section 10-7-24 of the Official Code of Georgia Annotated.

(e)	If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, or any Custodian, Trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f)	The Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g)	As between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee, failing payment when due by the Company which failure continues for three days after demand therefor is made to the Company.

(h)	The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.
          3.     Execution and Delivery. The Guaranteeing Subsidiary agrees that the Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.
          4.     Guaranteeing Subsidiary May Consolidate, Etc. on Certain Terms. The Guaranteeing Subsidiary agrees that, unless its Guarantee is being currently released in conformity with Section 10.4 of the Indenture, it may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such Guaranteeing Subsidiary is the surviving Person) another corporation, Person or entity whether or not affiliated with such Guaranteeing Subsidiary unless either (a) the Guaranteeing Subsidiary will be the continuing corporation (in the case of a consolidation or merger involving the Guaranteeing Subsidiary) or (b) the Person (if other than the Guaranteeing Subsidiary) formed by such consolidation or into which the Guaranteeing Subsidiary is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Guaranteeing Subsidiary and its Restricted Subsidiaries on a Consolidated basis (the “Guaranteeing Subsidiary Surviving Entity”) will be duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in the form reasonably satisfactory to the Trustee, all the obligations of the Guaranteeing Subsidiary under its Guarantee and the Indenture and the Registration Rights Agreement, as the case may be, and the Guarantee and the Indenture and the Registration Rights Agreement will remain in full force and effect as so supplemented and at the time of the transaction the Guaranteeing Subsidiary or the Guaranteeing Subsidiary Surviving Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

          5.     Releases. The Guarantee of the Guaranteeing Subsidiary will be released in accordance with the provisions set forth in the Indenture, including, without limitation, Section 10.4 of the Indenture. The Trustee will provide any written confirmation or evidence of the termination of such Guarantee as reasonably required by the Company. Any Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under the Indenture as provided in Article 10 of the Indenture.
          6.     No Recourse Against Others. No director, officer, employee, incorporator, stockholder or agent of any of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or the Guaranteeing Subsidiary under the Notes, the Indenture, any Guarantees or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.
          7.      New York Law to Govern. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.
          8.      Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
          9.     Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
         10.   The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity, legality or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.
          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

AUTONATION, INC.

By: Name:	/s/ C. Coleman G. Edmunds C. Coleman G. Edmunds
Title:	Vice President, Deputy General Counsel

AN Corporate Management Payroll Corp.

By: Name:	/s/ C. Coleman G. Edmunds C. Coleman G. Edmunds
Title:	Assistant Secretary
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Wells Fargo Bank, National Association, As Trustee

By: Name:	/s/ Julie Salovitch-Miller Julie Salovitch-Miller
Title:	Vice President

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